Exhibit 5.1

October 7, 2005

The Directors
Futuremedia PLC
Nile House, Nile Street
Brighton, East Sussex
BN1 1HW
England

      RE: Futuremedia PLC Registration Statement on Form S-8/2005 Plans

Dear Sirs:

      This opinion is delivered to you in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of up to 10,610,000 ordinary shares of 1 1/9p nominal value per share (the "Shares") in the capital of Futuremedia PLC (the "Company"). The Shares are issuable under the (i) Futuremedia PLC 2005 Unapproved Share Option Scheme for New Employees; (ii) Futuremedia PLC 2005 Unapproved Share Option Plan; (ii) Futuremedia PLC 2005 Share Incentive Plan; and (iv) Futuremedia PLC 2005 Enterprise Management Incentive Plan (together, the "Plans").

      We have acted as English lawyers for the Company.

      In connection with this opinion, we have examined the following (collectively, the "Documents"):

(i)      the Memorandum and Articles of Association of the Company, as amended;
(ii)     the corporate minute books or other records of the Company;
(iii) the Company's Annual Report on Form 20-F for the fiscal year ended April 30, 2005;
(iv)     Futuremedia PLC 2005 Unapproved Share Option Scheme for New Employees;
(v)      Futuremedia PLC 2005 Unapproved Share Option Plan;
(vi)     Futuremedia PLC 2005 Share Incentive Plan;
(vii)    Futuremedia PLC 2005 Enterprise Management Incentive Plan; and
(viii)   the Registration Statement.

      For purposes of this opinion, we have assumed, without any investigation,
(i) that the options or awards pursuant to which the Shares are issuable have been duly granted and exercised in accordance with the rules of the Plans; (ii) that (as was the case immediately following the Company's extraordinary general meeting held on July 28, 2005) there will be, at the time of issue of the Shares, sufficient authorized but unissued share capital to allot the Shares, that sufficient authority to allot the Shares under Section 80 of the Companies Act 1985 (the "Act") has been granted to the directors and remains in force and that section 89 of the Act has been disapplied in respect of any allotment of the Shares, (iii) the legal capacity of each natural person, (iv) the genuineness of each signature; (v) the completeness of each document submitted to us as an original and the conformity with the original of each document submitted to us as a copy; and (vi) the completeness, accuracy and proper indexing of all government records.

      We have not, except as specifically noted herein, made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound. Nor have we made any independent investigation as to the existence of actions, suits, investigations, or proceedings, if any, pending or threatened against the Company.

      Our opinion contained herein is limited to English law as applied by the English courts as at the date of this letter and is given on the basis that it will be governed and construed in accordance with English law.

      The opinion expressed herein is based solely upon (i) our review of the Documents, (ii) discussions with certain officers of the Company with respect to the Documents, (iii) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein, and (iv) such review of published sources of law as we have deemed necessary.

      Based upon and subject to the foregoing, we are of the opinion that upon the due passing of resolutions at a duly convened meeting of the board of directors of the Company to allot and issue the Shares, receipt by the Company of the subscription price therefore in accordance with the rules of the Plans and the entry of the names of the allottees of the Shares in the register of members of the Company, the Shares will have been validly issued and will be fully paid and non-assessable.

      We express no legal opinion upon any matter other than that explicitly addressed above, and our express opinion therein contained shall not be interpreted to be an implied opinion upon any other matter.

      We hereby consent to your filing this opinion as an Exhibit to the Registration Statement and to the reference to our firm wherever it appears in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                           Very truly yours,


                                           /s/ Brown Rudnick Berlack Israels LLP

                                           Brown Rudnick Berlack Israels LLP


MAD/TKB/DCG